Exhibit 99.1

MEDIA CONTACT:

Sara Matheu

Director of Media Relations

773-580-3775

Sara.Matheu@usfoods.com

US Foods Announces New Chief Supply Chain Officer

ROSEMONT, Il – Oct. 16, 2020 — US Foods Holding Corp. (NYSE: USFD) today announced that Bill Hancock will join the company as Executive Vice President and Chief Supply Chain Officer, effective Nov. 9, 2020. Hancock will oversee all warehousing, transportation, and supply chain strategy and operations on behalf of the company, as well as safety, labor relations and continuous improvement. He will report to Chairman and Chief Executive Officer Pietro Satriano.

“Bill joins US Foods with extensive supply chain leadership experience,” said Pietro Satriano, Chairman and Chief Executive Officer of US Foods. “His proven track record of driving customer service, improving productivity, and supporting safety will be instrumental as we continue to build a best-in-class supply chain and deliver on our Great Food. Made Easy. strategy.”

Most recently, Hancock served as Senior Vice President of Supply Chain Operations at American Tire Distributors where he had oversight of 115 distribution centers and a fleet of vehicles responsible for last-mile delivery to customers. Prior to that, he was the Vice President of Global Supply Chain Operations for Target Corporation, where he spent 14 years in various supply chain leadership roles. Hancock is a graduate of St. Cloud State University where he received his undergraduate degree in marketing and supply chain management and a Master of Business Administration.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With more than 70 broadline locations and 76 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

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